Exhibit 99.1

NXT-ID, Inc. Names Vice-President and Chief Financial Officer

Shelton, CT – September 29, 2014 – NXT-ID, Inc. (Nasdaq: NXTD and NXTDW) (“NXT-ID” or the “Company”), a biometric authentication company focused on the growing mobile commerce market, today announced that Vincent S. Miceli has been named the Company’s Vice-President and Chief Financial Officer effective immediately. Mr. Miceli replaces Gino Pereira as Chief Financial Officer. Mr. Pereira will continue to serve as the Company’s Chief Executive Officer and as a Director.

Mr. Miceli, age 56, has extensive hands on experience in financial and operational management and business leadership in both substantial private and public companies. He is also experienced with working with public company Boards of Directors, as well as financial institutions. Mr. Miceli was the Vice-President and Chief Financial Officer/Treasurer of Panolam Industries International, Inc., a company which primarily designs, manufactures and distributes decorative and industrial laminates, from May 2006 to mid December 2013. Prior to that, Mr. Miceli was the Chief Financial Officer and Corporate Controller of Opticare Health Systems, Inc., a company which provides integrated eye care services, from 2004 to 2006. Prior to 2004, Mr. Miceli held senior accounting positions at Amphenol Corporation and United Technologies, Inc. Mr. Miceli holds a BS in accounting from Quinnipiac College, an MBA, with a concentration in Finance, from the University of Hartford and he is an affiliate member of both the AICPA and the CT Society of Certified Public Accountants.

“Vin’s extensive experience with larger reporting companies will help us to develop appropriate internal controls and reporting systems as we look to rapidly scale the activities of NXT-ID” said Gino Pereira, CEO of NXT-ID. “His contribution to our structure will be invaluable in a rapidly growing company such as ours.”

About NXT-ID

NXT-ID's innovative MobileBio™ solution mitigates consumer risks associated with mobile computing, m-commerce and smart OS-enabled devices. The company is focused on the growing m-commerce market, launching its innovative MobileBio™ suite of biometric solutions that secure consumers' mobile platforms led by the Wocket™; a next generation smart wallet designed to replace all the cards in your wallet, no smart phone required. The Wocket works anywhere credit cards are accepted and only works with your biometric stamp of approval. www.wocketwallet.com

NXT-ID's wholly owned subsidiary, 3D-ID LLC, is engaged in biometric identification and has 22 licensed patents in the field of 3D facial recognition http://www.nxt-id.com, http://3d-id.net.

For more information, please visit www.nxt-id.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to NXT-ID, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.